FLIR Systems Announces Preliminary Revenue and EPS Results for Second Quarter 2012 and Updated Full Year Revenue and EPS Outlook

PORTLAND, OR -- (Marketwire - July 16, 2012) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced preliminary revenue and earnings per share results for the second quarter of fiscal year 2012. FLIR expects to post revenues of approximately $338 million and earnings per share of approximately $0.26 for the three months ended June 30, 2012. Excluding the net after tax impact of severance costs, earnings per share for the three months ended June 30, 2012, is expected to be approximately $0.30. The Company's second quarter performance reflected in these preliminary results was negatively impacted by weakness in several markets including predictive maintenance and building, cores and components, and recreational marine, particularly in Europe. Delays in customer delivery schedules negatively impacted revenue during the quarter, particularly in the cores and components line of products in the Thermal Vision and Measurement (TVM) segment. Margins during the quarter were negatively impacted by product mix and factory absorption due to lower than anticipated revenue.

Total bookings for the quarter were approximately $375 million, resulting in an increase in backlog of approximately $41 million compared to the first quarter of 2012. The TVM, Surveillance, and Detection segments each increased segment backlog during the quarter. Operating cash flow was approximately $80 million in the second quarter.

Management has re-evaluated its previously announced revenue and earnings outlook for the full year 2012 and now expects revenue to be in the range of $1.4 billion to $1.5 billion, a decrease of approximately 3% to 9% compared to 2011, and net income to be in the range of $1.40 to $1.50 per diluted share, an increase of approximately 1% to 9% compared to 2011. Supporting the second half outlook are the increase in backlog during the second quarter and a stronger outlook for orders in the second half of the year.

"We are disappointed in our second quarter performance," said Earl Lewis, President and CEO of FLIR. "These results caused us to make additional reductions to our cost structure that will be reflected in improved profitability in future periods. Most importantly, we are confident that the second half of 2012 will be significantly better than the first half, and we expect to see a resumption of meaningful earnings growth in the fourth quarter."

Conference Call
FLIR will release full results for the second quarter of 2012 on Thursday, July 26, 2012, at approximately 7:30 a.m. ET (4:30 a.m. PT). Additionally, management has scheduled a conference call at 8:00 a.m. ET (5:00 a.m. PT) that morning to discuss the results for the second quarter. A simultaneous webcast of the conference call may be accessed online from the Upcoming Events link at the Investor Relations page of www.FLIR.com. A replay will be available after 11:00 a.m. ET (8:00 a.m. PT) at this same Internet address. For a telephone replay, dial (877) 660-6853 after 11:00 a.m. ET and reference Account #407 and Conference ID #397563.

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements
The statements in this release by Earl Lewis and the other statements in this release about the preliminary results for the second quarter and the outlook for the remainder of 2012 are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates, and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the ability to manufacture and deliver the Company's products, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, the ability of the Company to manufacture and ship products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com